 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 Six Fork Road, Raleigh, North Carolina 27609
(Address of principal executive offices) (Zip Code)

(540) 362-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AAP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2023, Advance Auto Parts, Inc. (the "Company") appointed Ryan P. Grimsland to the position of Executive Vice President, Chief Financial Officer, commencing November 27, 2023.

Mr. Grimsland joins the Company from Lowe’s Companies Inc. ("Lowe’s"), a leading home improvement retailer, where he has served in a variety of senior finance roles since 2006, most recently as Senior Vice President, Strategy and Transformation since January 2023 and Senior Vice President Finance – Corporate Finance, Enterprise Strategy & Treasurer from February 2021 until January 2023. Previously, Mr. Grimsland served at Lowe’s as Vice President Finance – Global FP&A from March 2020 to February 2021, Vice President Finance – U.S. Retail Operations from November 2018 to February 2020 and Vice President Finance – International & Business Development from August 2017 to October 2019.

On November 13, 2023, the Company and Mr. Grimsland entered into an Employment Agreement, commencing November 27, 2023 (the "Employment Agreement"), pursuant to which Mr. Grimsland will be entitled to an annual base salary of $675,000 and, beginning in 2024, will be eligible to participate in the Company’s annual incentive bonus plan with a bonus target of 85% of base salary (the "Target Bonus Amount") and a maximum bonus opportunity of 200% of the Target Bonus Amount, based on the Company’s performance as measured against such corporate and individual performance goals and criteria as may be established by the Compensation Committee of the Board (the "Committee") from time to time. He will also receive a one-time cash signing bonus in the amount of $750,000, which is subject to repayment in part or full under certain separation circumstances within the first and second anniversaries of the bonus payment date as further described in the Employment Agreement.

Mr. Grimsland is eligible to receive annual equity grants under the Company’s 2023 Omnibus Incentive Compensation Plan with a grant type mix determined by the Committee consistent with that used for other executives of the Company. Under this Employment Agreement, his annual equity award for 2024 will have a grant-date fair value of $1,600,000. In addition, in connection with his appointment, Mr. Grimsland will receive a sign-on equity award consisting of $1,600,000 aggregate grant date fair value of restricted stock units and $400,000 aggregate grant date fair value of stock options, each vesting ratably over a three-year term subject to continued employment with the Company through such dates of vesting.

Upon termination of employment by Mr. Grimsland for Good Reason or by the Company other than for Due Cause, Death or Disability (and not in connection with a Change in Control) (as each such terms are defined in the Employment Agreement), Mr. Grimsland will be entitled to: (1) a cash payment equal to the sum of his then annual base salary plus the three-year average of his annual bonus payments (or the average annual bonus paid over such shorter period as has been received), (2) outplacement assistance, at a cost to the Company not to exceed $25,000, for a period of up to 12 months, (3) continuing medical, dental and vision benefits and premiums for up to one year post-termination at the same cost as active employees, (4) waiver of obligation to repay the sign on bonus and (5) if not fully vested, acceleration of the unvested sign-on restricted stock units and stock options. Upon termination of employment other than Death, Disability or Due Cause, or upon resignation for Good Reason, within 12 months following a Change in Control, Mr. Grimsland will be entitled to the same benefits outlined above except that (1) the cash payment will equal to the sum of two times his then annual base salary plus two times his then target annual bonus amount, and (2) the medical benefits will be provided for a maximum of 18 months. Any severance benefits paid would be subject to Mr. Grimsland’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of the Employment Agreement, Mr. Grimsland is subject to certain restrictive covenants, including, among others, non-disclosure of confidential information, non-disparagement and, for a year following termination of employment, non-competition, and non-solicitation and non-interference of customers, suppliers, employees, agents or independent contractors.

The Employment Agreement provides for an initial two-year employment term, after which the term will automatically renew for additional one-year periods until either party provides at least 90 days’ notice of its intention not to extend the agreement, unless the Employment Agreement terminates sooner pursuant to its terms.

The foregoing summary description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
10.1	Amendment to Employment Agreement between Advance Auto Parts, Inc. and Ryan P. Grimsland dated November 13, 2023.
101.1	Pursuant to Rule 406 of Regulation S-T, the cover page to this Current Report on Form 8-K is formatted in Inline XBRL.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document included in Exhibit 101.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.

Date: November 15, 2023	/s/ Anthony A. Iskander
Anthony A. Iskander
Interim Chief Financial Officer, Senior Vice President, Finance and Treasurer